Exhibit 99.1

Proof of Concept Controlled Phase 2 Clinical Trial Data Evaluating
ANAVEX®2-73 (blarcamesine) in Parkinson’s Disease Dementia Presented at CTAD 2020 Conference

Statistically significant improvements in CDR system Cognitive Domain of Attention assessed by Choice Reaction Time (p = 0.039) and Digital Vigilance (p = 0.008)

Statistically significant dose-dependent improvements in Episodic Memory (p = 0.003)

ANAVEX®2-73 (blarcamesine) prevented the on-going cognitive decline in treated patients compared to placebo

Late breaking abstract of cognitive outcome measures relevant to Alzheimer’s disease selected for oral presentation at CTAD

NEW YORK – November 6, 2020 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company developing differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental disorders including Alzheimer’s disease (AD), Parkinson’s disease (PD), Rett syndrome and other central nervous system (CNS) diseases, today announced additional details on and presented the results from the proof of concept Phase 2 controlled trial evaluating the safety, tolerability, and efficacy of ANAVEX®2-73 (blarcamesine) in patients with Parkinson’s disease dementia (PDD) at the 13th international conference on Clinical Trials on Alzheimer’s Disease (CTAD). CTAD is an annual conference focused on Alzheimer’s research and development and takes place this year as a virtual event on November 4-7th, 2020.

Details of the Late-breaking Presentation:

Title: “ANAVEX®2-73 (blarcamesine) Currently in Phase 2b/3 Early Alzheimer’s Disease (AD): Analysis of Cognitive Outcome Measures Relevant to AD of Double-blind, Multicenter, Placebo-controlled Phase 2 Clinical Trial in 132 Patients with Parkinson’s Disease Dementia”

Presentation Type:	Late-Breaking, Oral Presentation (LB25)
Presenter:	Dag Aarsland, MD, PhD - King’s College London, UK
Date/Time:	November 6, 2020, 10:45 am EST

The study found that ANAVEX®2-73 (blarcamesine) was well tolerated in oral doses up to 50 mg once daily. The results showed clinically meaningful, dose-dependent, and statistically significant improvements in the Cognitive Drug Research (CDR) computerized assessment system analysis. The study validated the precision medicine approach of targeting SIGMAR1 as a genetic biomarker of response to ANAVEX®2-73 (blarcamesine), confirming that ANAVEX®2-73 (blarcamesine) acts through SIGMAR1 activation. These results support continued development in PDD / PD as well as the currently ongoing Phase 2 and Phase 2/3 clinical studies with ANAVEX®2-73 (blarcamesine) in Rett syndrome1 and Alzheimer’s disease2.

1 ClinicalTrials.gov Identifiers: NCT03758924, NCT03941444, NCT04304482

2 ClinicalTrials.gov Identifiers: NCT03790709, NCT02756858

Highlights of the study results:

●	Broad and statistically significant improvements in CDR system Cognitive Domain of Attention assessed by Choice Reaction Time (p = 0.039) and Digital Vigilance (p = 0.008) and CDR system Episodic Memory (p = 0.047), representing complex cognitive tasks with impact on quality of life such as making a choice between similar objects and remembering daily personal experiences, which are mostly impaired in both PD and AD.[3]
●	Statistically significant dose-dependent (p = 0.003) improvement of Episodic Memory, which has been shown to be highly correlated (70%) with the Alzheimer’s Disease Assessment Scale–Cognitive score (ADAS-Cog; r = 0.7).[4]
●	ANAVEX®2-73 (blarcamesine) does not impair sleep and has a positive effect on REM sleep behavior disorder.
●	ANAVEX®2-73 (blarcamesine) was generally safe, well tolerated, and improved safety profile compared to dementia drugs associated with typical adverse effects.

The presentation is available on the Anavex website (www.anavex.com).

The ANAVEX®2-73-PDD-001 study was an international, double-blind, multicenter, placebo-controlled proof of concept Phase 2 clinical study that randomized 132 patients with PDD equally to target doses of 30mg, 50mg ANAVEX®2-73 (blarcamesine) or placebo, respectively. In addition to safety and cognitive efficacy, sleep function was assessed during the study at week 8 and week 14.

ANAVEX®2-73-PDD-001 study results will be submitted for publication in a peer-reviewed medical journal. Anavex is planning a pivotal trial of ANAVEX®2-73 (blarcamesine) in Parkinson’s disease dementia after submitting the results of the study to the FDA to obtain regulatory guidance.

“I am very intrigued to see the promising results of the ANAVEX®2-73-PDD-001 trial, providing significant improvements in cognitive function accompanied by a favorable safety and tolerability profile,” said Dag Aarsland, MD, PhD, Professor and the Head of Department of Old Age Psychiatry at the Institute of Psychiatry, Psychology & Neuroscience, King’s College London, UK. “The ANAVEX®2-73 (blarcamesine) study results represent a meaningful step forward toward urgently needed treatment for this serious complication of Parkinson’s disease given that cognitive impairment of patients with Parkinson’s disease dementia is very distressing to patients and their families and is associated with greater risk of institutionalization and accelerated progression to severe dementia and death.”

Dr. Jaime Kulisevsky, MD, PhD, Full Professor of Neurology & Vice-Dean Faculty of Medicine Autonomous University of Barcelona and Director of the Movement Disorders Unit, Department of Neurology, Sant Pau Hospital and Principal Investigator in the trial, commented, “PDD is a debilitating disorder with significant co-morbidities and there has not been a mechanistically novel medication approved for PDD in over 20 years. Hence, new therapies are urgently needed to alleviate this suffering and disability. As the first double-blind trial of ANAVEX®2-73 (blarcamesine) in PDD, this proof-of-concept study provides very encouraging and clinically relevant data.”

3 Mahurin, R. K., & Pirozzolo, F. J. (1993). Application of Hick’s law of response speed in Alzheimer and Parkinson diseases. Perceptual and Motor Skills, 77(1), 107–113

4 Wesnes K, Edgar C, Andreasen N, Annas P, Basun H, Lannfelt L, et al. Computerized cognition assessment during acetylcholinesterase inhibitor treatment in Alzheimer’s disease. Acta Neurol Scand 2010; 122:270–7

Christopher U Missling, PhD, President & Chief Executive Officer of Anavex, “Our strategy has been consistently to advance ANAVEX®2-73 (blarcamesine) with focus on Precision Medicine and to validate this approach in clinical studies in patients with significant cognitive impairments. We are pleased with these PDD study results that will be further supplemented by actigraphy movement data and whole genome exome DNA and RNA data. Finally, we would like to thank all the patients and participating families as well the investigators and clinical site coordinators for their dedication to this study.”

After completing the trial, participants were able to enroll in a voluntary 48-week open-label extension study, ANAVEX®2-73-PDD-EP-001, which continues to assess safety, long term efficacy and changes in gut microbiota.5

ANAVEX®2-73 (blarcamesine) is an orally available, small-molecule activator of the sigma-1 receptor (SIGMAR1), which has been shown to be pivotal to restoring neural cell homeostasis and promoting neuroplasticity.6

About Parkinson’s Disease Dementia (PDD)

Parkinson’s disease is a fairly common neurological disorder in older adults, estimated to affect nearly 2 percent of those older than age 65. The Parkinson’s Foundation estimates that 1 million Americans have Parkinson’s disease. It is estimated that up to 80 percent of those with Parkinson’s disease eventually experience Parkinson’s disease dementia. The brain changes caused by Parkinson’s disease begin in a region that plays a key role in movement. As Parkinson’s brain changes gradually spread, they often begin to affect mental functions, including memory and the ability to pay attention, make sound judgments and plan the steps needed to complete a task.7

About ANAVEX®2-73 (blarcamesine)

ANAVEX®2-73 (blarcamesine) activates the Sigma-1 receptor (S1R) protein, which serves as a molecular chaperone and functional modulator involved in restoring homeostasis. In a Phase 2a Alzheimer’s disease (AD) study, ANAVEX®2-73 (blarcamesine) has shown dose dependent improvement in exploratory endpoints of cognition (MMSE) and activities of daily living (ADCS-ADL). Full genomic analysis of ANAVEX®2-73 (blarcamesine) Phase 2a study in AD patients was performed. The ANAVEX®2-73 (blarcamesine) Phase 2 PDD study design includes genomic biomarkers identified in the ANAVEX®2-73 (blarcamesine) Phase 2a AD study. Studies of ANAVEX®2-73 (blarcamesine) in a disease modifying animal model of Parkinson’s disease indicates that ANAVEX®2-73 (blarcamesine) is well tolerated, induces significant motor recovery (p<0.05), induces neurohistological restoration (p<0.05) and reduces microglial activation (p<0.05), a potential biomarker of Parkinson’s disease. Behavioral patterns were completely normal, meaning no signs of either dystonia or stereotypic behaviors were detected in animals receiving the treatment. These studies were funded by The Michael J. Fox Foundation for Parkinson’s Research.

5 ClinicalTrials.gov Identifier: NCT04575259

6 Advances in Experimental Medicine and Biology Volume 964 (2017) Sigma Receptors: Their Role in Disease and as Therapeutic Targets.

7 Source: https://www.alz.org/alzheimers-dementia/what-is-dementia/types-of-dementia/parkinson-s-disease-dementia

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental disorders including Alzheimer’s disease, Parkinson’s disease, Rett syndrome and other central nervous system (CNS) diseases, pain and various types of cancer. Anavex’s lead drug candidate, ANAVEX®2-73 (blarcamesine), recently completed a successful Phase 2a clinical trial for Alzheimer’s disease. ANAVEX®2-73 (blarcamesine) is an orally available drug candidate that restores cellular homeostasis by targeting sigma-1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. ANAVEX®2-73 (blarcamesine) also exhibited anticonvulsant, anti-amnesic, neuroprotective and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson’s Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 (blarcamesine) for the treatment of Parkinson’s disease. ANAVEX®3-71, which targets sigma-1 and muscarinic receptors, is a promising preclinical drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer’s disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the company on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors & Media:

Email: ir@anavex.com

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